UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2009

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon	000-50332	93 - 1282171
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

503 Airport Road, Medford, Oregon 97504
Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report)
Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02           Results of Operations and Financial Condition.

On April 15, 2009, PremierWest Bancorp issued a press release announcing that it will restate certain of its historical financial statements and revise its financial results for the three and twelve month periods ended December 31, 2008, which were previously reported in a January 29, 2009 press release and on a Form 10-K filed March 18, 2009. A copy of the press release related to revised financial results is attached hereto as Exhibit 99.1 and incorporated into this Item 2.02.

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On April 15, 2009, the Board of Directors concluded that the Company’s previously issued financial statements for the fourth quarter and year ended December 31, 2008 should no longer be relied upon. This comes as a result of a re-examination of the Company’s impaired loan portfolio and management’s determination that additional allowance for loan losses needs to be established to provide adequate reserves for potential future losses. The Company’s prior earnings and press releases and similar communications should no longer be relied upon to the extent they are related to these financial statements.

Management completed its re-examination in response to an interim examination by banking regulators that occurred after the filing of our Form 10-K. During the review and examination process management determined and recommended to the Board of Directors that our methodology for establishing fair market value and impairment on collateral dependent loans, our criteria for establishing the timing of related charge offs, and our internal processes required modification. These changes are required in light of the current prolonged downturn in the real estate market, the state of the general economy, and current regulatory guidance with respect to substantiating values of real estate collateral in distressed markets. The examination and review process identified several individual loans for which new or additional impairment was required and impaired loans that required new or additional charge-offs.

These adjustments, in the aggregate, will result in material adjustments to provision expense and allowance for loan losses as of and for the quarter and year ended December 31, 2008 that is expected to result in a net loss for 2008 of approximately $7.3 million. This is a preliminary estimate subject to completion of management’s final review of the Company’s restated financials and audit by our independent registered public accountants. The Company expects to file amended financial statements with the Securities and Exchange Commission shortly before or simultaneously with the Company’s quarterly report on Form 10-Q for the first quarter of 2009. The Company intends to amend its annual report on Form 10-K for the year ending December 31, 2008.

The Board of Directors has discussed the matters disclosed in this current report on Form 8-K with Moss Adams LLP, our independent registered public accounting firm.

Forward Looking Statements

This Form 8-K includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation risk factors set forth from time to time in the Company’s filings with the SEC. The Company makes forward-looking statements regarding the timing of filings and restated financials and the expected scope of changes in financial results for the year ended December 31, 2008. We do not undertake to update our forward looking statements or the factors that may cause us to deviate from them, except as required by law.

Item 9.01           Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
99.1 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP (Registrant)

By: /s/ Michael D. Fowler
Date:	April 15, 2009	Michael D. Fowler
Executive Vice President / Chief Financial Officer